                            TWIN DISC, INCORPORATED
                  1328 Racine Street, Racine, Wisconsin 53403

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 20, 1995

NOTICE IS HEREBY GIVEN TO THE
     SHAREHOLDERS OF TWIN DISC, INCORPORATED

     The Annual Meeting of Shareholders of Twin Disc, Incorporated, a Wisconsin corporation will be held at 2 P.M. (Central Daylight Time) on Friday, October 20, 1995 at its main offices, 1328 Racine Street, Racine, Wisconsin for the following purposes:

     1. Election of three Directors to serve until the Annual Meeting in 1998.

     2.  Election of two Directors to serve until the Annual Meeting in 1996.

     3. Ratification of election of independent public auditors for the fiscal year to end June 30, 1996.

     4. To transact such other business as may properly come before the meeting.

     Only holders of record of shares of common stock of the Corporation at the close of business on September 1, 1995, shall be entitled to vote at said meeting.

     If you wish to propose business to be brought before the meeting or nominate a person for election as director at the meeting, such proposal or nomination must be received by the Secretary by the deadline stated in the proxy statement. Any proposal or nomination not received before the deadline will not be considered.

     A proxy appointment and proxy statement are enclosed herewith. The proxy appointment shows the form in which your shares are registered. Your signature should be in the same form.

                                                FRED H. TIMM
September 15, 1995                              Secretary

     IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN YOUR PROXY APPOINTMENT IN THE ENCLOSED ENVELOPE BEFORE THE DEADLINE STATED IN THE PROXY STATEMENT. IF YOUR PROXY APPOINTMENT IS NOT RECEIVED BY THE SECRETARY BEFORE THAT DEADLINE, IT WILL BE RULED INVALID. SHOULD YOU FIND IT CONVENIENT TO ATTEND THE MEETING PERSONALLY, YOUR PROXY APPOINTMENT WILL BE RETURNED TO YOU AT THAT TIME AND YOU MAY VOTE IN PERSON.

YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN
THE ENCLOSED PROXY APPOINTMENT
IMMEDIATELY.                           1

                                Proxy Statement

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies for use at the Annual Meeting of Shareholders to be held at 2 P.M. (Central Daylight Time), at 1328 Racine Street, Racine, Wisconsin on Friday, October 20, 1995, or any adjournment thereof. Holders of common stock of record at the close of business on the 1st day of September 1995, are entitled to vote at the meeting and each shareholder shall have one vote for each share of common stock registered in such shareholders' name. Shares represented by a signed proxy appointment will be voted in the manner specified in the form of proxy or, if no specification is made, in favor of each of the propositions mentioned therein. The presence of a majority of the outstanding shares of common stock of the Corporation, either in person or represented by a signed proxy appointment, will constitute a quorum at the meeting. The Corporation intends to mail this statement to shareholders on or about September 15, 1995.

     On September 1, 1995, there were outstanding 2,790,111 shares of common stock of the Corporation entitled to vote at the Annual Meeting. There also are 200,000 shares of no-par preferred stock authorized, of which 50,000 shares have been designated Series A Junior Preferred Stock, but none outstanding.

     The enclosed proxy appointment form must be delivered to the Secretary either in person, by mail, or by messenger. Appointment forms transmitted by facsimile, telex, telegram, or electronic means will not be accepted. Furthermore, appointment forms must be received by the Secretary not less than forty-eight (48) hours prior to the date of the meeting. APPOINTMENT FORMS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID FOR ANY PURPOSE.

     The appointment form must be signed in handwriting. The signature must be sufficiently legible to allow the inspector to distinguish it as representing the name of the registered shareholder, or must be accompanied by a rubber stamp facsimile or hand-printed name, including the shareholder's surname and either the shareholder's first or middle name as represented on the corporate records, and any titles, offices or words indicating agency which appear in the corporate records.

     The enclosed proxy appointment may be revoked any time before it is voted by submission, either in person, by mail, or by messenger, of a later dated proxy appointment form to the Secretary at least forty-eight (48) hours prior to the date of the meeting. Any such later dated proxy appointment form which is not received by the Secretary by this deadline or by the correct method shall not be effective as a new proxy appointment nor as a revocation of a prior proxy appointment. In addition, a shareholder may revoke a proxy appointment form signed by him or her by openly stating the revocation at the meeting, by voting at the meeting in person, or by delivering a signed written statement revoking the proxy to the Secretary prior to the date of the meeting. Appointment forms or revocations transmitted by facsimile, telex, telegram, or electronic means shall not be accepted. ANY ATTEMPTED REVOCATIONS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID FOR ANY PURPOSE.

     The proxy solicited hereunder will be voted in favor of the Directors' recommendations on each and all matters properly brought before the meeting, unless the undersigned shareholder specifically instructs the holder or holders of the proxy to the contrary. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals submitted to shareholders (other than the election of directors). Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers may have authority to vote on certain items when they have not received instructions from beneficial owners. A "broker non-vote" occurs on an item submitted for shareholder approval when the broker does not have authority to vote on the item in the absence of instructions from the beneficial owner. Such "broker non-votes" will have no effect on the outcome of the election of directors or the independent public auditors.

                        SHAREHOLDER PROPOSALS FOR 1995

     The last day for the Corporation to receive proposals, for inclusion in the Notice of the Meeting and Proxy Statement for the 1996 Annual Meeting is May 15, 1996.

                 PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP
                   OF DIRECTORS AND EXECUTIVE OFFICERS

PRINCIPAL SHAREHOLDERS
     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 1995, the following table sets forth the persons or group of persons having beneficial ownership (as defined by the Securities and Exchange Commission) of more than 5% of the issued and outstanding common stock of the Corporation.

                                           Nature of
                                           Beneficial       Amount     Percent
      Name               Address           Ownership        Owned     of Class
-----------------   -------------------   ---------------  -------    --------
Michael E. Batten   3419 Michigan Blvd.   Power to vote    542,427<F1>   19.4%
                    Racine, WI            Beneficial       118,897<F2>    4.3%

Kennedy Capital     425 N. New Ballas Rd. Power to vote &  264,000        9.5%
  Management, Inc.  St. Louis, MO         dispose of stock

Dimensional Fund    1299 Ocean Ave.       Power to vote &  204,000        7.3%
  Advisors          Santa Monica, CA      dispose of stock

Fidelity Management 82 Devonshire St.     Power to vote &  165,000        5.9%
  and Research      Boston, MA            dispose of stock
  Corporation

Harry L. Allen, Jr. 7455 Tyler Blvd.      Power to vote &  141,200        5.1%
                    Mentor, OH            dispose of stock

<F1>
Held as trustee under various trusts.
<F2>
Includes 2,600 shares owned by the wife of Michael E. Batten and 38,000 subject to currently exercisable stock options.

SECURITIES OWNED BY MANAGEMENT
     The following table sets forth, as of September 1, 1995, the number of shares of common stock of the Corporation beneficially owned by each of the Directors of the Corporation, each of the executive officers named in the Summary Compensation Table and the number of shares beneficially owned by all Directors and executive officers of the Corporation as a group.

                                 Amount and Nature
  Name of                           of Beneficial           Percent of
Beneficial Owner                    Ownership <F3>             Class
-----------------               -------------------         -----------
Michael E. Batten                   661,324 <F4>                23.7%
John L. Murray                        6,400 <F5>                  *<F6>
William W. Goessel                    4,900 <F5>                  *
Stuart W. Tisdale                     7,000 <F5>                  *
James O. Parrish                     22,800 <F5>                  *
Paul J. Powers                        1,100 <F3>                  *
Michael H. Joyce                     31,261 <F5>                 1.1%
Jerome K. Green                       3,200 <F5>                  *
Richard T. Savage                     1,900 <F3>                  *
David L. Swift                          200                       *
David R. Zimmer                       1,016                       *
Phillipe Pecriaux                    18,000 <F5>                  *
James McIndoe                        16,620 <F5>                  *

All Directors and
Executive Officers
as a group (15 persons)             808,173 <F5>                29.0%

<F3>
Shares listed include any shares owned by a spouse, minor children and immediate relatives who share the same household as a Director or officer. Inclusion of any such shares is not to be considered an admission of beneficial ownership.
<F4>
Includes 2,600 shares held by Mr. Batten's wife, 495,849 shares held by him as trustee under various family trusts, 124,872 shares held as limited guardian for a cousin, and 38,000 shares subject to presently exercisable stock options.
<F5>
Shares subject to currently exercisable stock options included in the above are as follows: Mr. Murray 6,000, Mr. Goessel 3,900, Mr. Tisdale 6,000, Mr. Parrish 18,500, Mr. Joyce 30,500, Mr. Green 3,000, Mr. Pecriaux 17,000, Mr. McIndoe 15,100, Mr. Powers 900 and all Directors and executive officers as a group 168,700.
<F6>
*     Denotes ownership of less than one percent of shares outstanding.

                            ELECTION OF DIRECTORS

     Three directors are to be elected for a term to expire at the annual meeting following the fiscal year ended June 30, 1998, and two directors are to be elected for a term to expire at the annual meeting following the fiscal year ended June 30, 1996. Shares of common stock represented by properly executed proxy appointments in the accompanying form will be voted for the nominees listed for the term indicated unless authority to do so is withheld.

     The nominees for the Board of Directors and the Directors whose terms will continue and the class to which he has been or is to be elected are as set forth below. Except for David L. Swift and David R. Zimmer, each nominee and each Director was elected to his present term of office by a vote of shareholders at a meeting for which proxies were solicited.

     In July, 1995, the Board of Directors was increased from nine to eleven and the Board appointed David L. Swift and David R. Zimmer as directors to hold office until the next succeeding annual meeting, and each of them has been nominated to complete a partial term which will expire at the Annual Meeting in 1996, at which time John L. Murray and William W. Goessel will retire. The Restated By-Laws of the Corporation classify the Board of Directors into three classes: one class consisting of five directors, two classes of three directors, with each director serving a term of office of three years (other than those elected to fill a partial term). This year, the terms of Stuart W. Tisdale, James 0. Parrish and Paul J. Powers expire at the 1995 Annual Meeting of Shareholders and each of them has been nominated for a new three-year term expiring at the Annual Meeting in 1998.

                                                                   Served as
                               Principal Occupation                 Director
   Name of Director              and other Public                 Continuously
   and Date of Birth           Company Directorships                 Since
-----------------------       -----------------------            ------------
NOMINEES WHOSE TERMS EXPIRE
 IN 1998:

Stuart W. Tisdale . . . . . . Retired, former                    October 1980
  August 15, 1928             Chairman & Chief Executive
                              Officer WICOR, Inc.
                              (parent company of
                              Wisconsin Gas Company, and
                              Sta-Rite Industries, Inc.)
                              Milwaukee, Wisconsin
                              Also Director,
                              Marshall & Ilsley Corporation,
                              and Modine Manufacturing Company

James O. Parrish . . . . . .  Vice President-Finance             December 1982
  September 12, 1940          & Treasurer
                              Twin Disc, Incorporated

Paul J. Powers . . . . . . .  Chairman, President and            July 1992
  February 5, 1935            Chief Executive Officer,
                              Commercial Intertech, Corp.,
                              Youngstown, Ohio.
                              (A leading manufacturer of hydraul ic
                              components, fluid purification pro ducts,
                              pre-engineered buildings and stamp ed
                              metal products.)
                              Director of Acme-Cleveland Corp.,
                              Ohio Edison Company

NOMINEES WHOSE TERMS EXPIRE
 IN 1996:

David L. Swift . . . . . . .  Chairman, President and            July 1995
  September 20, 1936          Chief Executive Officer,
                              Acme-Cleveland Corporation,
                              Pepper Pike, Ohio
                              (Manufacturer of diversified
                              industrial products.)
                                       5

David R. Zimmer . . . . . . . President and Chief Executive      July 1995
  August 21, 1946             Officer Core Industries Inc.
                              Bloomfield Hills, Michigan
                              (Manufacturer of specialized
                              products for the electronics,
                              fluid controls, construction and
                              farm equipment markets.)

DIRECTORS WHOSE TERMS EXPIRE
 IN 1997:

Michael H. Joyce . . . . . .  President and Chief Operating      October 1991
 November 7, 1940             Officer, Twin Disc, Incorporated
                              Formerly, President
                              Mobile Fluid Products, Division of
                              Dana Corporation
                              (Diversified manufacturer)
                              Greenville, South Carolina

Jerome K. Green . . . . . . . Retired, former Group Vice         June 1988
  July 5, 1936                President, The Marmon Group
                              (diversified manufacturer)
                              Chicago, Illinois
                              Formerly, President and
                              Chief Executive Officer
                              J.I. Case Company, a subsidiary
                              of Tenneco, Inc.
                              (Manufacturer of farm and
                              construction equipment)

Richard T. Savage . . . . . . President and Chief Executive      April 1993
 October 5, 1936              Officer, Modine Manufacturing
                              Company (A leading manufacturer
                              of heat exchange equipment)

DIRECTORS WHOSE TERMS EXPIRE
 IN 1996:

Michael E. Batten . . . . . . Chairman, and Chief Executive,     May 1974
  April 14, 1940              Twin Disc, Incorporated
                              Also Director,
                              Briggs & Stratton Corporation,
                              Firstar Corporation, and
                              Universal Foods Corporation

John L. Murray . . . . . . .  Retired, former                    October 1981
  April 11, 1927              Chairman of the Board,
                              Universal Foods Corporation
                              (Manufacturer and marketer of
                              food ingredients and specialty
                              foods)Milwaukee, Wisconsin
                              Also Director,
                              Marcus Corporation,
                              Wisconsin Energy Corporation,
                              Universal Foods Corporation, and
                              Briggs & Stratton Corporation
                                       6

William W. Goessel . . . . .  Retired, Chairman                  October 1987
  October 24, 1927            of the Board and former
                              Chief Executive Officer,
                              Harnischfeger Industries, Inc.
                              (Manufacturer of cranes,
                              mining equipment and
                              papermaking machines)
                              Milwaukee, Wisconsin
                              Also Director,
                              Goulds Pumps, Incorporated,
                              and Measurex Corporation

                      DIRECTOR COMMITTEES AND ATTENDANCE

BOARD OF DIRECTORS' MEETINGS AND ATTENDANCE
     The Corporation's Board of Directors met six times during the year ended June 30, 1995. There were no absences from these meetings.

DIRECTORS' COMMITTEES MEETINGS AND ATTENDANCE
     The Executive Selection and Salary and Audit Committees met two and three times respectively, during the year. The Board Affairs and Nominating Committee met three times in fiscal 1995. The Pension and Finance Committees each met twice during the year. Each Director attended at least 75% of the meetings requiring his attendance.

DIRECTOR COMMITTEE FUNCTIONS
AUDIT COMMITTEE
     The Audit Committee reviews with the Corporation's Internal Auditor and Independent Public Accountants their activities, reports and comments, and recommends to the Board any action which it deems appropriate. The Committee recommends to the Board the selection of auditors to stand for election at the Annual Shareholders' Meeting.

FINANCE COMMITTEE
     The Finance Committee considers management's proposed financial policies and actions, and makes appropriate recommendations to the Board regarding:
Debt and capital structure, acquisitions, capital budgets, dividend policy and other financial matters.

DIRECTOR NOMINATING AND BOARD AFFAIRS COMMITTEE
     The Director Nominating and Board Affairs Committee recommends nominees for the Board to the Board of Directors. The Committee will consider nominees recommended by shareholders in writing to the Secretary. In addition, The Committee reviews proposed changes in corporate structure and governance, committee structure and function, and meeting schedules making recommendations to the Board as appropriate.

EXECUTIVE SELECTION AND SALARY COMMITTEE
     The Executive Selection and Salary Committee reviews nominees for Corporate offices and related compensation levels, making recommendations to the Board of Directors as considered necessary.

PENSION COMMITTEE
     The Pension Committee reviews and recommends to the Board for approval the pension funds' professional advisors and auditors. The Committee annually reviews actuarial assumptions, funding policies and investment policies.

COMMITTEE MEMBERSHIP
     The Directors' committees are currently comprised of the following Directors; the Chairman of the Committee is listed first:

                                                               NOMINATING
                                             EXECUTIVE             AND
  AUDIT        FINANCE        PENSION        SELECTION        BOARD AFFAIRS
---------     ---------      ---------      -----------      ---------------
 Goessel       Murray         Green          Tisdale          Powers
 Powers        Green          Joyce          Goessel          Goessel
 Savage        Savage         Parrish        Green            Murray
 Tisdale                      Powers         Murray           Tisdale
                              Savage

                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation received by the Corporation's Chief Executive Officer and the four most highly paid executive officers for the three fiscal years ended June 30, 1993, 1994 and 1995, respectively.

                          SUMMARY COMPENSATION TABLE
                                Annual             Long-Term
 Name and                    Compensation        Compensation
 Principal                                           Stock       All Other
 Position           Year      Salary    Bonus <F7>  Options  Compensation <F8>
----------          ----     --------  ----------  ---------  ----------------
Michael E. Batten   1995     $303,335  $111,326      9,000       $  4,166
  Chairman and      1994      293,048    61,560     10,000          4,976
  Chief Executive   1993      276,617    85,000      8,000         10,020
  Officer

Michael H. Joyce    1995      227,780    83,022      4,500          2,579
  President and     1994      215,700    46,008      5,000             -
  Chief Operating   1993      209,699   106,500      4,000          3,486
  Officer

James O. Parrish    1995      149,393    41,017      2,500          4,341
  Vice President    1994      142,820    22,680      3,000          3,394
  Finance &         1993      137,919    27,500      2,500          6,934
  Treasurer

Philippe Pecriaux   1995      161,000    51,371      2,500             -
  Vice President    1994      138,004    42,858      2,500             -
  Europe            1993      148,360    25,000      2,000             -

James McIndoe       1995      123,845    23,189      2,000          2,913
  Vice President    1994      117,773    35,690      2,500          2,098
  International     1993      113,240    22,500      2,500          5,113
  Marketing

<F7>
Represents annual incentive bonuses determined by the Board of Directors. See "Board Executive Selection and Salary Committee Report on Executive Compensation-Annual Incentives". Bonuses are paid in the fiscal year following the fiscal year in which earned.
<F8>
Amounts are comprised of Corporation's 401(k) matching contributions and Corporation paid insurance.

                                STOCK OPTIONS

     The following table summarizes option grants during fiscal 1995 to the executive officers named in the Summary Compensation Table above, and the potential realizable values at assumed annual rates of stock price appreciation for the ten year option term.
                                       8

                      OPTION GRANTS IN LAST FISCAL YEAR
                                                    Potential Realizable Value
                                                      at Assumed Annual Rates
                                                   of Stock Price Appreciation
                       Individual Grants                  or Option Term
             -----------------------------------  ----------------------------

                        % of Total
                         Options
               Options  Granted to  Exercise  Expiration
   Name        Granted  Employees<F9>Price<F10>  Date         5%       10%
------------  --------- ----------- --------- ----------  --------  --------
 M. Batten      4,500     12.1%       $20       8/15/99   $ 56,601  $143,437
 M. Batten      4,500     12.1%       $22       8/15/04   $ 62,261  $157,781
 M. Joyce       4,500     12.1%       $20       8/15/04   $ 56,600  $143,400
 J. Parrish     2,500      6.7%       $20       8/15/04   $ 31,400  $ 79,700
 P. Pecriaux    2,500      6.7%       $20       8/15/04   $ 31,400  $ 79,700
 J. McIndoe     2,000      5.4%       $20       8/15/04   $ 25,200  $ 63,700

<F9>
During the fiscal year ended June 30, 1995, a total 37,050 options were granted to officers, key employees and directors, with 24,450 granted under the 1988 Incentive Stock Option Plan and 12,600 options granted under the 1988 Non-Qualified Stock Option Plan. Options granted to Mr. Batten during the fiscal year ended June 30, 1995, were 4,500 non-qualified stock options and 4,500 incentive stock options. Percentages reflected are based upon the total amount of options granted under both plans. All options are exercisable upon grant.
<F10>
The exercise price is the fair market value on the date of grant, except for incentive stock options granted to Mr. Batten which are exercisable at 110% of the fair market value at date of grant.

                        AGGREGATED OPTION EXERCISES IN
                 LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options at June 30, 1995.

                                 Total Number             Total Value
                                of Unexercised          of Unexercised,
                                 Options Held         In-the-Money Options
             Shares    Value   at Fiscal Year End    Held at Fiscal Year End
           Acquired on Real-   Exer-      Unexer-    Exer-        Unexer-
Name        Exercise   ized    cisable    cisable    cisable      cisable
---------  ----------- -----  ---------  ---------  -----------  -----------
M. Batten        0       N/A    38,000        0       $179,507          $ 0
M. Joyce         0       N/A    30,500        0       $231,125          $ 0
J. Parrish       0       N/A    19,000        0       $143,438          $ 0
P. Pecriaux  1,000     6,000    17,000        0       $120,812          $ 0
J. McIndoe       0       N/A    15,600        0       $150,335          $ 0

                           COMPENSATION PURSUANT TO PLANS
RETIREMENT INCOME PLAN
     The Twin Disc Employees' Retirement Income Plan for salaried employees provides non-contributory benefits based upon both years of service and employee's highest consecutive 5-year average annual compensation during the last 10 calendar years of service excluding any annual incentive awards paid. The Plan is integrated with Social Security. The following table presents the non-contributory benefits payable for life under the Plan to employees assuming normal retirement in the current year.

AVERAGE HIGH                NON-CONTRIBUTORY PENSION BASED ON
5-YEAR ANNUAL                    YEARS OF CREDIT SERVICE
COMPENSATION  10 YEARS   20 YEARS    25 YEARS    30 YEARS    40 YEARS
 $ 50,000     $10,257     $20,513     $25,641     $26,869     $29,133
   75,000      15,456      30,913      38,641      40,519      44,082
  100,000      20,656      41,313      51,641      54,169      59,032
  150,000      31,056      62,113      77,641      81,469      88,932
                                       9

     The values reflected in the table represent the application of the Plan formula to the appropriate amounts of compensation and years of service. Benefits payable under the Plan, however, must be in compliance with the applicable guidelines or maximum prescribed in the Employees Retirement Income Security Act of 1974 (ERISA), as currently stated or as adjusted from time to time. Assuming continued employment to normal retirement age (age 65) the estimated credited years of service for each of the Corporation's executive officers named in the Summary Compensation Table is as follows: Mr. Batten 34 years; Mr. Joyce 15 years; Mr. Parrish 32 years; and Mr. McIndoe 24 years. Mr. Pecriaux is not eligible for benefits under the Twin Disc Retirement Income Plan.

     The Corporation has adopted an unfunded supplemental plan which will provide those benefits which are otherwise produced by application of the Plan formula, but which, under ERISA, are not permitted to be funded or paid through a qualified plan and its related trust. Such an arrangement is specifically provided for under the law.

SUPPLEMENTAL RETIREMENT BENEFIT PLAN
     A supplemental retirement benefit is extended to qualified Management Group participants. The supplemental retirement benefits extend over a period of 10 years after normal retirement or in the event of disability at an amount equal to sixty percent of the highest rate of pay attained during a specified period of time, plus keyman group life insurance premiums or their equivalent supplemental benefit payable to those electing early retirement. In the event of death of a member of the Management Group, whether active or retired, an amount equal to 2 years' supplemental retirement benefits is payable to the widow or other designated beneficiaries over a 4 to 10 year period.

COMPENSATION OF DIRECTORS
     Directors of the Corporation were paid a retainer fee of $8,000 for the year. In addition, Directors received a $1,200 fee for each board meeting attended and $1,000 for each committee meeting attended. Directors who are officers do not receive any fees in addition to their remuneration as officers.
     Outside Directors (non-Twin Disc employees) are eligible to participate in the 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors.

     Outside Directors (non-Twin Disc employees) who reach the age of 68 or who retire from full-time employment are required to retire from the Board of Directors effective as of the completion of their current term. Retired outside directors are entitled to a retirement benefit for a limited period equal to the sum of:
     a)  The annual retainer at the time of retirement.
     b) Six monthly fees for Director Meetings at the rate prevailing at the time of retirement.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
     The Corporation has entered into Severance Agreements with certain of its key executives, including Messrs. Batten, Joyce, Parrish, Pecriaux and McIndoe. The Agreement provides for severance benefits to be paid to any such executive following a change in control of the Corporation (as defined) and a termination (as defined) of the employment of such executive. Upon the occurrence of the events, as specified in the Severance Agreements, which would entitle such executive to the payment of severance benefits, the maximum contingent liability of the Corporation for the payment of such severance benefits would be approximately $3,500,000. Severance benefits for an executive officer would generally consist of the sum of the executive's highest annual base salary between the change in control and the date of termination plus the executive's most recent annual bonus times the lesser of
2.75 or the number of whole and fractional years between the termination date and his normal retirement date. In addition, the executive would be entitled to the cash value of any shares of common stock subject to unexercised stock options held by the executive. The Severance Agreements are specifically designed to assure that benefits will not exceed the limitations and provisions of Sec. 280G, of the Internal Revenue Code.
                                       10
              BOARD EXECUTIVE SELECTION AND SALARY COMMITTEE REPORT
                              ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY
     The Corporation's primary business objective is to maximize shareholder value over the long term. To accomplish this objective, the Corporation has developed a comprehensive business strategy that emphasizes maximizing long-term cash flow and earnings, maintaining leadership or becoming the leader in its markets, and providing products of the highest quality.

     The Executive Selection and Salary Committee of the Board of Directors (the "Committee") establishes compensation programs which are designed to foster the Corporation's business objectives. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

     The Committee members believe that each element of the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

     Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to a group of comparator companies. The Corporation's market for compensation comparison purposes is comprised of a group of companies that have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Committee reviews and approves the selection of companies used for compensation comparison purposes.

     In establishing a comparator group for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Committee exercises its judgment and makes its decision after considering the factors it deems relevant.

     The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent include many companies in geographical areas in which it operates as well as many of the companies that are included in the peer group established for comparing shareholders returns.

     The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits, with the objective of being competitive but not trend setting.

BASE SALARIES
     The Committee regularly reviews each executive's base salary. Base salaries are targeted at market levels, based upon the Committee's analysis of marketplace practices. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices.

     Base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance based on the Corporation's evaluation process which encourages the development of executives. Pay for individual performance rewards executives for achieving goals which may not be immediately evident in common financial measurement.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation. When evaluating individual performance, the Committee considers the executive's effort in promoting Corporate values; improving product quality; developing relationships with customers, suppliers, and employees; demonstrating leadership abilities among coworkers; and other goals. Overall, executive salaries were increased at rates comparable to the increases provided at other companies and are near market levels.
                                       11

     As reflected in the Summary Compensation Table on page 7, Mr. Batten's base salary was increased in 1995 by $10,287 (3.5%). In determining Mr. Batten's base salary in 1995, the Committee considered the Company's financial performance for the year, Mr. Batten's individual performance, and his long-term contributions to the success of the Corporation. The Committee also compared Mr. Batten's base salary to the base salaries of CEOs at comparator companies.

ANNUAL INCENTIVES
     The Twin Disc Incentive Bonus Program (the "Annual Plan") promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit, and individual performance goals. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Eligibility to participate in the Annual Plan, as well as the individual payout percentages assigned to each eligible executive's position, are determined annually by Mr. Batten, as chief executive officer, subject to the approval of the Committee.

     Each year, the Committee approves specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold and target bonus levels based on a percentage of base salary. Executives earn bonuses to the extent to which preestablished goals are achieved.

     In 1995 bonus awards were granted as earnings targets were attained indicating that prior long term decisions are providing favorable results. Corporate goals in 1995 were based on target earnings and return on net assets employed.

     Target bonus awards are established at levels approximating marketplace practices for each executive. Targets are considered by the Committee to be achievable, but to require above average performance from each of the executives.

     In 1995, Mr. Batten received a bonus under the Annual Plan of $111,326. This reflects a 90% achievement of the Corporation's goal relating to target earnings and 98.1% achievement of the Corporation's goal relating to return on net assets employed in 1995.

LONG-TERM INCENTIVES
     Long-term incentives are provided pursuant to the Corporation's 1988 Non-Qualified Stock Option Plan for Officers, key employees and Directors, and the 1988 Incentive Stock Option Plan.

     In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components of pay, the Committee makes annual decisions regarding appropriate stock option grants for each executive. When awarding stock options, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

     Stock options are granted at an option price not less than the fair market value of the Corporation's common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Corporation.

     On August 14, 1995, Mr. Batten received non-qualified options to purchase shares at the fair market value of shares on the date of grant and qualified options to purchase shares at 110% of the fair market value on the date of grant. In 1994, Mr. Batten received non-qualified options to purchase 4,500 shares at the fair market value on the date of grant and qualified options to purchase 4,500 at 110% of the fair market value on the date of grant. Mr. Batten is claimed to be the beneficial owner of 80,713 shares of the Corporation's common stock and holds options to purchase an additional 38,000 shares. The Committee believes that this equity interest provides a strong link to the interest of shareholders.

                               Executive Selection and Salary Committee
                                                 Stuart W. Tisdale, Chairman
                                                 William W. Goessel
                                                 Jerome K. Green
                                                 John L. Murray

                               July 28, 1995

                         CORPORATE PERFORMANCE GRAPH

     The following table compares total shareholder return over the last five
(5) fiscal years to the Standard & Poor's Diversified Machinery Index and the Russell 2000 index. The S&P Diversified Machinery Index consists of a broad range of manufacturers (including the Corporation). The Russell 2000 Index consists of a broad range of 2,000 Companies (including the Corporation). The Corporation believes, because of the similarity of its business with those companies contained in the S&P Diversified Machinery Index, that comparison of shareholder return with this index is appropriate. Total return values for the Corporation's common stock, the S&P Diversified Machinery Index and the Russell 2000 Index were calculated based upon an assumption of a $100 investment on June 30,1990, and based upon cumulative total return values assuming reinvestment of dividends on a quarterly basis.

                  Comparison of Five-Year Cumulative Total Return
            Twin Disc, Inc.; S&P Diversified Machinery; and Russell 2000
                 06/30/90  06/30/91  06/30/92  06/30/93  06/30/94  06/30/95
                 --------  --------  --------  --------  --------  --------
  Twin Disc       100.00     77.60     94.68     92.43    108.68    140.23
  S&P Div. Mach.  100.00     96.16     93.76    125.23    136.11    172.22
  Russell 2000    100.00    101.23    115.96    146.06    152.49    183.09

                           COMPLIANCE WITH SECTION 16(a)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Corporation's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by the SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Corporation and representations from executive officers and directors, the Corporation believes that during the period from July 1, 1994 to June 30, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten (10%) beneficial owners were complied with.

INDEPENDENT PUBLIC AUDITORS

     The Directors of the Corporation recommend that you vote in favor of the appointment of Coopers & Lybrand as independent public accountants for the Corporation for the fiscal year to end June 30, 1996. The firm has audited the Corporation's books annually since 1928. Representatives of Coopers & Lybrand are expected to be present at the meeting and, while no formal statement will be made by them, they will be available to respond to appropriate questions. If the shareholders should not approve such appointment, the Directors would reconsider the appointment.

                                 GENERAL

     The Corporation will bear the cost of the solicitation of proxies. The firm of Georgeson & Co., Inc., New York, NY has been retained to assist in solicitation of proxies for the Annual Meeting at a fee not to exceed $6,000 plus expenses.

     Management does not know of any other business to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote upon such matters in their discretion in accordance with the authorization of the proxy.

     If you do not contemplate attending in person, we respectfully request that you fill in, sign and return the accompanying proxy at your early convenience. However, remember that in order to have your proxy validated, it must be delivered to the Secretary either in person, by mail, or by messenger, and it must be received by the Secretary not less than forty-eight (48) hours prior to the date of the meeting.
                                       14